Exhibit 6.13

PROMISSORY NOTE

(this "Note")

Borrower:	Maison Luxe LLC of 1 Bridge Plaza North, 2nd Floor, Fort Lee, NJ 07024 (the "Borrower")

Lender:	GPL Ventures LLC of One Penn Plaza, 6196, New York, NY 10119 (the "Lender")

Principal Amount:	$20,500.00 USD
Purchase Price:	$20,000.00 USD

1.       The Borrower promises to pay to the Lender at such address as may be provided in writing to the Borrower, the principal sum of $20,500.00 USD.

2.       This Note will be repaid in full on March 13, 2020.

3.       All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by the Lender in enforcing this Note as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower. In the case of the Borrower's default and the acceleration of the amount due by the Lender all amounts outstanding under this Note will bear interest at the rate of 15.00 percent per annum from the date of demand until paid.

4.       If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

5.       This Note will be construed in accordance with and governed by the laws of the State of New York.

6.       This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender. The Borrower waives presentment for payment, notice of non-payment, protest and notice of protest.

IN WITNESS WHEREOF the parties have duly affixed their signatures under seal on this 9th day of March, 2020.

MAISON LUXE LLC

Per: /s/ ANIL IDNANI

Anil Idnani

GPL VENTURES LLC

Per: /s/ ALEXANDER DILLON

Alexander Dillon